EXHIBIT 23.2



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 20, 2003 relating to the financial statements and financial statement schedule of Zones, Inc., which appears in Zones Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP


Seattle, Washington
November 10, 2003